EXHIBIT (10)(xx)

FIRST AMENDMENT
TO AMENDED AND RESTATED
EXECUTIVE SALARY CONTINUATION
AGREEMENT

THIS FIRST AMENDMENT, made and entered into this 16th day of February, 2018, by and between Peoples Bank, a Bank organized and existing under the laws of the State of North Carolina, hereinafter referred to as “the Bank”, and Lance A. Sellers, a Key Employee and Executive of the Bank, hereinafter referred to as “the Executive”.

W I T N E S S E T H:

WHEREAS, the Bank and the Executive previously entered into an Amended and Restated Executive Salary Continuation Agreement dated the 18th day of December, 2008 between Peoples Bank and Lance A. Sellers, that provided for the payment of certain benefits (the “2008 Agreement”); and

WHEREAS, the Bank and the Executive desire to amend the 2008 Agreement in order to increase the benefit provided, to amend the Index Benefit provisions of the 2008 Agreement, and to make certain other clarifying changes.

NOW, THEREFORE the 2008 Agreement is hereby amended as follows, effective February 16, 2018:

1.          Subparagraph I.F. is hereby amended by deleting that subparagraph in its entirety, and replacing it with a new Subparagraph I.F. to read as follows:

F.
Index Retirement Benefit

The “Index Retirement Benefit” for the Executive for any year shall be equal to the amount shown on Exhibit A-3 of this Agreement.

2.          Subparagraph I.G. is hereby amended by deleting that subparagraph in its entirety, and replacing it with a new Subparagraph I.G. to read as follows:

G.
[Reserved]

3.          Subparagraph I.H. is hereby amended by deleting that subparagraph in its entirety, and replacing it with a new Subparagraph I.H. to read as follows:

H.
[Reserved]

4.          Subparagraph III.A. is hereby amended by deleting that subparagraph in its entirety, and replacing it with a new Subparagraph III.A. to read as follows:

A.
Retirement Benefits:

Should the Executive continue to be employed by the Bank until “Normal Retirement Age” defined in Subparagraph I(J), the Executive shall be entitled to receive an annual benefit equal to the sum of the amount set forth in Exhibit A-1 and the amount set forth in Exhibit A-1A, in equal monthly installments [1/12th of the annual benefit for a period of thirteen (13) years]. Said payments to commence thirty (30) days following the Executive’s Retirement Date. Upon completion of the aforestated payments and commencing the next month subsequent thereto, the Index Retirement Benefit [Subparagraph I(F)] shall be paid to the Executive until his death at which time said benefit shall cease.

5.          Subparagraph III.B. is hereby amended by deleting that subparagraph in its entirety, and replacing it with a new Subparagraph III.B. to read as follows:

B.
Early Retirement Benefits:

Subject to Subparagraph III(F), should the Executive elect Early Retirement or be discharged without cause by the Bank subsequent to the Early Retirement Date [Subparagraph I(D)], the Executive shall be entitled to receive a reduced annual benefit amount as set forth in Exhibit A-2, based on the Executive’s age at Early Retirement. Said payments to commence thirty (30) days following the Executive’s Early Retirement Date. Such payments shall be made in equal monthly installments [1/12th of the annual benefit for a period of thirteen (13) years]. Upon completion of the aforestated payments and commencing the next month subsequent thereto, the Executive shall be entitled to receive a reduced Index Retirement Benefit [Subparagraph I(F)] amount as set forth in Exhibit A-2, based on the Executive’s age at Early Retirement, which benefit shall be paid to the Executive until his death at which time said benefit shall cease. For the avoidance of doubt, when Early Retirement occurs prior to age sixty-five (65), the reduced annual benefit as set forth in Exhibit A-2, based on the Executive’s age at Early Retirement, will apply to the age sixty-six (66) benefit listed on Exhibit A-1, to the age sixty-six benefit listed on Exhibit A-1A, and to the Index Retirement Benefit listed on Exhibit A-3.

6.          Subparagraph III.C. is hereby amended by deleting the last sentence of that subparagraph and replacing it with the following:

The vesting schedule for the Exhibit A-1 portion of the Termination of Service benefit is as follows:

Years Employed Since Effective Date of Plan	Percentage That Vests in That Year
1	30.0%
2-5	17.5%

The vesting schedule for the Exhibit A-1A portion of the Termination of Service benefit is as follows:

Years Employed Since Date of Award of Increased Benefit	Percentage That Vests in That Year
1-3	33.33%

7.          Subparagraph III.E. is hereby amended by deleting that subparagraph in its entirety, and replacing it with a new Subparagraph III.E. to read as follows:

E. Death

Notwithstanding anything herein to the contrary, should the Executive die after becoming entitled to receive payments under Subparagraphs III. A, B, C, or D (including benefits the Executive is entitled to receive due to a Change in Control), but prior to having received the total amount of payments the Executive may be entitled to receive as set forth in the applicable subparagraph, the unpaid balance shall be paid in a lump sum to the individual or individuals designated in writing by the Executive on a beneficiary designation form provided by and filed with the Bank. The payment shall be made on the first business day of the second month following the date of the Executive’s death. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Executive’s estate on the first business day of the second month following the date of the Executive’s death. If, upon death, the Executive shall have received the total benefit as provided herein, then no further benefit shall be due hereunder. In any event, upon the death of the Executive, the Executive’s beneficiary shall not be entitled to receive any Index Retirement Benefit.

8.          A new Exhibit A-1A is hereby added to the 2008 Agreement immediately following Exhibit A-1, to read as follows:

Exhibit A-1A For Lance A. Sellers
End of Year Age	Benefit Amount
65	$15,000
66	$30,000
67	$30,000
68	$30,000
69	$30,000
70	$30,000
71	$30,000
72	$30,000
73	$30,000
74	$30,000
75	$30,000
76	$30,000
77	$30,000
78	$15,000

9.          A new Exhibit A-3 is hereby added to the 2008 Agreement, immediately following Exhibit A-2, to read as follows:

Exhibit A-3 For Lance A. Sellers
End of Year Age	Benefit Amount
78	$23,500
79	$23,500
80	$23,500
81	$23,500
82	$23,500
83	$23,500
84	$23,500

In all other respects, the 2008 Agreement shall remain in full force and effect without modification.

IN WITNESS WHEREOF, this First Amendment has been executed this 16th day of February, 2018.

PEOPLES BANK By: /s/ /s/ Anthony J. Lampron, Jr. Title: EVP/CFO EXECUTIVE /s/ Lance A. Sellers

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